Exhibit 5.1
		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 21, 2014

Murphy Oil USA, Inc.

200 Peach Street

El Dorado, AR 71730-5836

Ladies and Gentlemen:

We have acted as special counsel to Murphy Oil USA, Inc., a Delaware corporation (the “Company”), Murphy USA Inc. (“Murphy USA”), a Delaware corporation, and each of the subsidiaries of Murphy USA listed on Schedule I hereto (together with Murphy USA, collectively, the “Guarantors”) party to the indenture dated August 14, 2013 among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.000% Senior Notes due 2023 (the “New Notes,” and together with the related guarantees by the Guarantors, collectively, the “New Securities”) for any and all of its outstanding 6.000% Senior Notes due 2023 (the “Old Notes,” and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission on the date hereof.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Notes are executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of the State of Texas or the State of Nebraska, we have relied, without independent inquiry or investigation, on the opinions of Jack Martin & Associates and Andersen, Lauritsen & Brower, respectively, each filed with the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

SCHEDULE I

Subsidiaries	State / Jurisdiction of Incorporation
591 Beverage, Inc.	Nebraska
864 Holdings, Inc.	Delaware
864 Beverage, Inc.	Texas
Murphy Oil Trading Company (Eastern)	Delaware
Spur Oil Corporation	Delaware
Superior Crude Trading Company	Delaware

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